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                                                                     EXHIBIT 8.1

                             SNOW BECKER KRAUSS P.C.
                          605 Third Avenue, 25th Floor
                            New York, New York 10158

                                   May 1, 2000


Surge Components, Inc.
1816 Grand Boulevard
Deer Park, NY 11729

Ladies and Gentlemen:

         We have acted as tax counsel, to Surge Components, Inc. ("Surge") in connection with certain transactions contemplated in the Recapitalization Proposal to be submitted to the Special Meeting of Shareholders of Surge as described in the proxy statement and prospectus of Surge included in the registration statement on Form S-4 (the "Registration Statement"), as amended to the date hereof (Registration No. 333-32790), as initially filed with the Securities and Exchange Commission on March 17, 2000.

         You have requested our opinion regarding the material federal income tax consequences of the Recapitalization proposal by which Surge, upon receipt of shareholder approval will (1) transfer all of its assets, subject to its liabilities, to a wholly-owned Delaware subsidiary formed solely for this purpose, and (2) then merge into Superus Holdings, Inc. ("Superus"), a Delaware corporation, which will become the public parent holding company.

         Superus will have two classes of common stock, one of which will be designated Class A Common Stock and the other which will be designated Class B Common Stock. The Class A Common Stock is intended to reflect separately the performance of the existing electronic components business (which will then be a wholly-owned subsidiary of Superus) that will be called Surge Components. The Class B Common Stock will reflect separately the operating results of the Internet related businesses which will include, subject to the approval of the acquisition transactions at such Special Meeting, the present businesses of Global Data Tel, Inc. ("Global") and MailEncrypt.com, Inc. ("MailEncrypt").

         In formulating our opinion, we have examined such documents as we have deemed appropriate, including the Registration Statement, as amended to the date hereof under the Securities Act of 1933, as amended, and (ii) the proxy statement and prospectus (the "Prospectus") contained in the Registration Statement. All terms not otherwise defined herein shall have the same meaning ascribed thereto in the Prospectus.

         In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents, and that the final form of any documents currently in draft form will be substantially the same as the drafts we reviewed. We have also obtained such additional information and have made such inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

         Our opinion set forth below further assumes (1) that the statements and facts concerning Surge set forth in the Registration Statement are accurate, (2) that the proposed adoption of the amended and restated Certificate of Incorporation of Superus will be consummated in the manner contemplated by, and in accordance with the terms set forth in, the Prospectus (3) that the corporate transactions contemplated including both the Recapitalization Proposal and the acquisition transactions will be consummated in the manner contemplated, and in accordance with the terms set forth in the prospectus, and (4) that the characteristics, terms and conditions of the Superus Class A Common Stock and the Superus Class B Common Stock will be the same in all material respects as those set forth in the Amended and Restated Certificate of Incorporation of Superus attached as Annex B to the Registration Statement.

         Based on the foregoing, it is our opinion that (i) for federal income tax purposes, neither the issuance nor receipt


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of the Superus Class A Common Stock or the Superus Class B Common Stock pursuant to the adoption of the amended and restated certificate of incorporation of Superus should be taxable events to Surge or its stockholders, except with respect to cash received in lieu of any fractional share and (ii) the statements contained in the Prospectus under the captions "Material Federal Income Tax Consequences," insofar as such statements constitute matters of law or legal conclusions and except to the extent qualified therein, are accurate in all material respects.

         The foregoing opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder (including proposed Treasury Regulations), published pronouncements of the Internal Revenue Service and case law, any of which may be changed at anytime, possibly with retroactive effect. We express no opinion as to any matters not specifically covered by the foregoing opinion and caution that any change in applicable law or facts and circumstances surrounding the recapitalization proposal or any inaccuracy in the documents, statements or facts on which we have relied may affect the validity of this opinion.

         We consent to the references to our firm under the captions "Material Federal Income Tax Consequences" in the Prospectus. This opinion may not be used for any other purpose and may not otherwise be relied upon by, or disclosed to, any other person, referred to or quoted.

                                                         Very truly yours,



                                                         Snow Becker Krauss P.C.